UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:
(Date of earliest event reported)

December 6, 2016

BIO-AMD, INC.
(Exact name of registrant as specified in charter)

NEVADA
(State or other Jurisdiction of Incorporation or Organization)

000-52601	Sci-Tech Daresbury, Keckwick Lane, Daresbury, WA4 4FS, UK	20-5242826
(Commission File Number)	(Address of Principal Executive Offices and zip code)	(IRS Employer Identification No.)

+44(0)8445-861910
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL AGREEMENT

Amendment to MML Subscription and Shareholders’ Agreement

On December 6, 2016, Bio-AMD, Inc. (the “Company”) entered into an amendment (the “Amendment”) to a Subscription and Shareholders’ Agreement, dated June 20, 2016, as amended on September 29, 2016 (the “MIDS Agreement”), relating to the Company’s Joint Venture vehicle, MIDS Medical Limited (“MML” ).

The MIDS Agreement provided for a series of payments (the “Phase 1 Payments”) from the Company’s Joint Venture Partner to MML for an aggregate amount of $650,000 to fund a planned development timeline.

MML, with the agreement of the Company and its Joint Venture Partner, is now exploring a potential enhancement to the MIDS nanoparticle detection method. MML believes this development could deliver benefits to its novel Point of Care cardiac device, MIDS Cardiac™, which is currently under development. As a result, design and testing work outside of the original project plan and timeline is now being conducted. This work is scheduled to be completed in early 2017 and is being carried out at a minimal cost. The development schedule has been amended accordingly, certain previously planned development work having been deferred, which has allowed for the postponement of certain Phase 1 Payments. Accordingly, the balance of the outstanding Phase 1 Payments have been amended by the Amendment to be payable in the following amounts on these dates: (a) on within 10 days of December 6, 2016, a payment of $22,500; (b) on or before January 31, 2017, a payment of $152,500; (c) on or before February 31, 2017, a payment of $130,000; and (d) on or before March 31, 2017, a payment of $75,000. All other provisions and terms of the MIDS Agreement and the aggregate amount of the Phase 1 Payments remain the same.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Bio-AMD, Inc. (Registrant)

Date: December 9, 2016	By:	/s/ Thomas Barr
Name: Thomas Barr
Title: Chief Executive Officer